November 2, 2018

Cynthia Earhart
Chief Financial Officer
NORFOLK SOUTHERN CORP
Three Commercial Place
Norfolk, Virginia 23510-2191

       Re: NORFOLK SOUTHERN CORP
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 5, 2018
           File No. 001-08339

Dear Ms. Earhart:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Transportation and Leisure